                                                                    EXHIBIT 10.2







                            ASTROPOWER, INC. 401(k)
                            SUMMARY PLAN DESCRIPTION


                         PREPARED AS OF AUGUST 28, 1995














       The following provisions are subject to review and approval by the Internal Revenue Service. We will inform you of any required changes.

                                 INTRODUCTION


If you would like assistance in better understanding the benefits and provisions of our 401(k) Savings Plan and your rights and obligations under the 401(k) Savings Plan, please contact the Committee.
                                 ---------

The AstroPower, Inc. 401(k) Savings Plan (the "Plan") was established by AstroPower, Inc. (the "Company') to provide all eligible employees with an opportunity to save for their retirement and to participate in the growth and prosperity of the Company.

An essential purpose of the Plan is to accumulate funds for an employee's retirement and to provide additional financial security in the event of an employee's disability or death while still employed by the Company.

The Plan is designed to supplement your Social Security benefits as well as your personal savings and investments.

The Company has appointed Robert B. Hall, Cheryl Keith, and Thomas J. Stiner as the Trustees for the Plan's trust fund. The Trustees assume responsibility for the investment and distribution of the funds and may also receive service of legal process.

The Company is the Plan Administrator and has appointed Robert B. Hall, Cheryl Keith and Thomas J. Stiner as its representatives (the "Committee'). The Committee is fully responsible for the Plan's administration, including the determination of eligibility for participation, determination of benefits, and all other questions that may arise during the operation of the Plan. It also acts as agent to receive service of legal process.

The Plan was established as of September 1, 1990 and was last amended and restated effective as of January 1, 1994. Financial records are maintained on a plan year basis, which begins on each January 1 and ends on the following December 31.

Highlights of the Plan and answers to many questions employees are likely to ask are provided in this summary plan description. Although every effort has been made to describe the essential provisions of the Plan as accurately as possible, the requirements for participation and the benefits payable will be determined strictly in accordance with the Plan document, its Trust Agreement, and all regulations, which are available it the office of the Committee.

Benefits under defined contribution plans of this type are not insured by the Pension Benefit Guaranty Corporation.

Plan provisions intended to conform to the Tax Reform Act of 1986 are included in this summary plan description. Such provisions are subject to modification to conform to regulations issued by the Internal Revenue Service in the future.

THIS SUMMARY PLAN DESCRIPTION DESCRIBES THE PLAN AS IN EFFECT ON AUGUST 28,
1995.

                           BOOKLETS SUMMARY AND INDEX

Question                                                              Page
 Number                                                              Number
 ------                                                              ------

                               PLAN PARTICIPATION


1.  Who Is Eligible to Participate in the Plan?                         1


                                  YOUR SAVINGS


2.  How Much May I Save?                                                1
3.  How May My Rate of Contributions Be Changed?                        2
4.  Can I Make a Rollover Contribution?                                 3
5.  How Much Will the Company Contribute on the Basis of My Elective
    Deferral Contributions?                                             3
6.  Will the Company Make Other Contributions to the Plan?              3


                     INVESTMENT AND VALUATION OF ACCOUNTS


7.  How Are the Funds Invested?                                         5
8.  How and When Will My Account Be Valued?                             5
9.  Will I Receive a Statement of My Account?                           5


                   AVAILABILITY OF FUNDS WHILE STILL EMPLOYED


10.  May I Withdraw Funds While Still Employed?                         5
11.  May I Borrow from the Trust Fund?                                  7


                              PAYMENT OF BENEFITS


12.  What Are My Benefits When I Leave the Company?                     8
13   How Will Benefits Be Payable?                                      9
14.  What Is the Earliest Date-My Benefit Can Commence?                 10


                          LEGAL AND TAX CONSIDERATIONS


15.  Are There Legal Restrictions and Limitations on Contributions
     and Benefits?                                                      10
16.  What Are the-Tax Effects of Plan Distributions?
17.  May the Plan Be Amended or Terminated?
18.  What Is the Plan's Benefit Claim Procedure?
19.  Do the Plan Provisions Ever Change Automatically?
20.  May I Deduct My Contributions to an Individual Retirement
     Account (ERA)?
21.  What Are My Rights Under ERISA?

                               PLAN PARTICIPATION

1.   WHEN AM I ELIGIBLE TO PARTICIPATE IN THE PLAN?

     All employees who were participants of the Plan prior to January 1, 1994, will automatically qualify for continued participation. All employees who were eligible to participate on January 1, 1994 shall become a participant as of January 1, 1994.

     Effective January 2, 1994 through June 30, 1995, you were eligible for Participation on the January 1, April 1, July 1, or October 1 following the date you completed one Month of Service with the Company or, if later, the January 1, April 1, July I, or October 1 after you attained age 21.

     Effective July 1, 1995, you will be eligible for participation on the January 1, April 1, July 1, or October 1 following the date you complete one Month of Service with the Company or, if later, the January 1, April 1,
     --------------------
     July 1, or October 1 after you attain age 21.
                          ------------------------

     For purposes of eligibility, you will receive credit for One Month of Service for each calendar month you receive credit for continuous,
                                                            -----------
     uninterrupted service and are entitled to pay for services.
     ---------------------

     You should note that the Plan does not cover employees under the jurisdiction of a collective bargaining unit or leased employees.


                                  YOUR SAVINGS

2.   HOW MUCH MAY I SAVE?

     You have the choice of saving on a before-tax basis, by pay reduction, any amount from 1 % to 15 % (in whole percentages) of your compensation each payroll period. These contributions are called "Elective Deferral Contributions". See "Are There Legal Restrictions and Limitations on Contributions and Benefits?" for a description of the overall limitations placed on the amount of your Elective Deferral Contributions.

     Compensation means the wages you receive from the Company during a plan year and which is reported to the Internal Revenue Service on Form W-2. Further, compensation earned prior to your entry into the Plan is not included.

     At least 30 days before your enrollment date, you must file an election and investment form designating the percentage of your salary to be contributed to the

     Plan as an Elective Deferral Contribution and to indicate your investment selections.

     Your Elective Deferral Contributions are treated as Company contributions to the Plan and, therefore, are not currently subject to federal or state (except for Pennsylvania) income taxes.

     These contributions are subtracted from your paycheck before the applicable tax withholding rates are applied.

     This means that some of the money you save under the Plan would otherwise have been paid in current taxes. However, your unreduced compensation will still be used to calculate your overtime pay, if applicable, future salary increases, Social Security benefits, and all other benefits, including the allocation of the Company's Regular Contributions (see "Will the Company Make Other Contributions to the Plan?").

          EXAMPLE - Assume a participant, whose annual pay is $20,000, pays 20% of his compensation for federal and state income taxes. Also assume, for comparison purposes, that the participant has been saving $1,000 each year after paying his taxes. Here is how saving under this Plan, before paying current taxes, would compare to the participant's existing savings program:

                                   Current            Plan's
                                  After Tax         Before Tax
                                   Savings           Savings
                                   -------           -------

          Annual Pay               $ 20,000          $ 20,000
          Before Tax Savings        -0-              -  1,000
                                   --------          --------

          Adjusted Annual Pay      $ 20,000          $ 19,000
          Current Taxes (20%)      -  4,000          -  3,800
                                   --------          --------

          Net Pay                  $ 16,000          $ 15,200
          After Tax Savings           1,000           -0-
                                   --------          --------
          Net Pay After Savings    $ 15,000          $ 15,200

          As a result of being able to save with before-tax dollars, the participant's net pay increases by $200 from the tax deferral.


3.   HOW MAY MY RATE OF CONTRIBUTIONS BE CHANGED?

     When your pay changes, the dollar amount of your Elective Deferral Contributions and the Company's Matching Contributions on your behalf will be adjusted automatically.

     You may increase or decrease your Elective Deferral Contribution rate as of any January 1, April 1, July 1 or October 1 by written notice to the Committee at least 30 days before the date you want the change to take affect.

     The Committee may decrease your Elective Deferral Contribution rate at any time during the plan year in the event your Elective Deferral Contributions need to be reduced in order to meet various legal requirements (see 'Are There Legal Restrictions and Limitations on Contributions and Benefits?').

     You may also fully discontinue your Elective Deferral Contributions at any time during the year by written notice to the Committee at least 30 days before the date you want the discontinuance to take effect. A discontinuance of your Elective Deferral Contributions will automatically require the discontinuance of the Company's Matching Contributions.

     You may resume your Elective Deferral Contributions as of any subsequent January 1, April 1, July I or October 1 by written notice to the Committee at least 30 days before the date you want the contributions resumed.

4.   MAY I ROLL OVER MONEY FROM MY PREVIOUS EMPLOYER'S RETIREMENT PLAN?

     Provided certain requirements are met, you may elect to have all or a portion of your benefit under your former employer's retirement plan directly rolled over into this Plan. If you receive a distribution from your former employer's retirement plan which satisfies the requirements for rollover into another qualified plan, you may be permitted to "roll over" the distribution into this Plan. These rollover funds are automatically invested in the same way other funds deposited in the Plan are invested (see "When Are Contributions Made and How Are They Invested?"). Please see the Committee for further information concerning rollover requirements.

     A rollover of your benefit will, of course, be 100% vested (and therefore non-forfeitable) at all times. It will be separately accounted for by the Trustees, and will be distributed to you along with your Plan benefit.

5. HOW MUCH WILL THE COMPANY CONTRIBUTE ON THE BASIS OF MY ELECTIVE DEFERRAL CONTRIBUTIONS?

     To encourage participation and long-term savings, the Company may deposit to your account in the trust fund an amount to be determined by a company resolution which shall be equal to a designated percentage of your Elective

     Deferall Contributions. This contribution is called a "Matching Contribution". Effective January 1, 1994, the Company has decided to match $0.25 for each dollar of your Elective Deferral Contributions.

     You will share in this Matching Contribution only if you are in the employ of the Company on the last business day of the plan year. However, the requirement for active employment at the end of the plan year will not apply for any plan year during which you begin a Company-approved leave of absence, become permanently disabled, retire or die.


6.   WILL THE COMPANY MAKE OTHER CONTRIBUTIONS TO THE PLAN?

     The foundation and success of the Plan will always be closely related to the Company's financial condition and growth. At the end of each plan year, the Company will review business operations for the year and determine whether an additional contribution will be made to the trust fund.

     These contributions are called the Company's "Regular Contributions". You do not have to elect to have your compensation reduced to be eligible to receive a share of the Company's Regular Contributions.

     You will share in the Company's Regular Contributions provided you are m the Company's employ on the last business day of the plan year. However, requirement for active employment at the end of the plan year will not apply for any plan year during which you are on a Company-approved leave of absence, become permanently disabled, retire or die.

     Company Regular Contributions are generally allocated in three stages as follows:

     Step One: If the Plan is determined to be top heavy for the plan year in question (as discussed in "Do the Plan Provisions Ever Change Automatically?"), each eligible participant will receive an allocation up to 3% of his compensation. In addition, each eligible participant will receive an allocation up to 3% of his compensation in excess of the Taxable Wage Base (i.e., "excess compensation").

     Step Two: If there is any remaining Regular Contribution, each eligible participant will receive an allocation of an amount equal to the proportion that the ratio of the sum of the participant's compensation plus the participant's excess compensation is to the sum of the total compensation plus excess compensation of all eligible participants. However, the pro-rata allocation of Step Two cannot be greater than the difference of 5.7% (or the old age insurance portion of the Old Age Survivor's Disability Insurance (OASDI) tax rate percentage in effect on the first day of the plan year) and the top heavy allocation percentage, if any, up to 3%.

     Step Three: If there is any Regular Contribution remaining after Steps One and Two, then the remainder will be allocated to each eligible participant in the ratio that each eligible participant's compensation bears to the total compensation of all eligible participants.

     If the Plan is not top heavy, the allocation of the Company's Regular Contribution will begin from Step Two. In that case, however, the allocation can be up to 5.7% (or the old age insurance portion of the Old Age Survivor's Disability Insurance (OASDI) tax rate percentage in effect on the first day of the plan year) of compensation plus excess compensation.

     Finally, if the Regular Contribution is not sufficient to make the full allocation under Step One, if applicable, and Step Two, then the account of each participant eligible to share in the allocation will receive an allocation of an equal percentage of the amount which would have been allocated to him under Step One, if applicable, and Step Two, as the case may be, if the full allocation was made.

     For purposes of allocating Company Regular Contributions the following terms apply:

     "Compensation," for purposes of sharing in the Company's Regular Contribution, is defined in "How Much May I Save?".

     The Taxable Wage Base is the maximum amount of salary on which both you, the employee, and your Employer will be taxed for social security purposes. Everyone is taxed up to that predetermined amount, but once you earn over the amount, social security taxes are no longer taken out of your pay for that year. The federal government annually determines the maximum amount of salary which will be taxed; thus, the amount of salary to be taxed for social security changes each year. The Social Security Taxable Wage Base for 1993 was $57,600 and $60,600 for 1994. The Taxable Wage Base for each plan year will be that amount in effect on the first day of the plan year.


                     INVESTMENT AND VALUATION OF ACCOUNTS

7.   WHEN ARE CONTRIBUTIONS MADE AND HOW ARE THEY INVESTED?

     All of your Elective Deferral Contributions will normally be transferred to the Trustees as soon as practicable following each pay period. The Company's contributions are normally transferred to the Trustees after the end of the plan year.

     You are entitled to direct the investment of your account under the Plan. The Committee will provide you with more information on the investment of your accounts.

8.   HOW AND WHEN WILL MY ACCOUNT BE VALUED?

     The Plan is valued four times a year, as of each March 31, June 30, September 30, and December 31, at which time the Trustees will prepare a complete accounting of the trust fund and your accounts will be credited with their proportional share of investment experience in accordance with your investment election. The valuation date for Plan distribution purposes is the March, 31, June 30, September 30, December 31 preceding the actual distribution.

9.   WILL I RECEIVE A STATEMENT OF MY ACCOUNT?

     You will receive a statement of your account quarterly. In addition, financial information with respect to the trust fund's assets and investments will be made available annually.


                  AVAILABILITY OF FUNDS WHILE STILL EMPLOYED

10.  MAY I WITHDRAW FUNDS WHILE STILL EMPLOYED?

     You may withdraw funds while employed (see "What Are My Benefits When I Leave the Company?") to the extent described below.

     GENERAL RULES FOR ALL WITHDRAWALS

     Only one withdrawal may be requested during any plan year. If you have an outstanding loan (see "May I Borrow From the Trust Fund?") the amount of funds available for withdrawal may be limited. The Committee will notify you if this is the case. Your request must be made in writing to the Committee at least 30 days in advance.

     Withdrawals of Elective Deferrals, Company contributions and investment earnings made before age 59 1/2 will normally be subject to an additional 10% excise tax unless used for medical expenses to the extent deductible under Section 213 of the Internal Revenue Code (See "What Are the Tax Effects of Plan Distributions?").

     ELECTIVE DEFERRAL CONTRIBUTIONS

     You may take an in-service withdrawal from your Elective Deferral Contribution Account if your request meets the Hardship Withdrawal Rules below. You may not, however, withdraw investment earnings that are credited on your Elective Deferral Contributions.

     In addition, once you have attained age 59 1/2 you may withdraw up to 100% of your Elective Deferral Contribution Account (including investment earnings) for any reason.

     COMPANY CONTRIBUTIONS

     You may withdraw up to 100% of your Company Matching Contribution if your request meets the Hardship Withdrawal Rules below, or for any reason once you have attained age 59 1/2.

     You may withdraw the vested portion of your Regular Contribution Account for any reason once you have attained age 59 1/2.

     ROLLOVER CONTRIBUTIONS

     You may withdraw up to 100% of your Rollover Contribution Account if your request meets the Hardship Withdrawal Rules below, or for any reason once you have attained age 59 1/2.

     HARDSHIP WITHDRAWAL RULES

     In order to qualify for a hardship withdrawal you must meet two requirements:

          FIRST - you must have an immediate and heavy financial need.

          The following needs will automatically be considered to be immediate and heavy financial needs:

          . medical expenses of the type potentially deductible on your income tax return for you, your spouse or your dependents,

          .  purchase of your principal place of residence,

          . tuition payments for the next 12-month period of post-secondary education for you, your spouse, children or other dependents, or

          . the amount required to prevent eviction from or foreclosure on your principal place of residence.

         In addition, you may request a hardship withdrawal for any other immediate and heavy financial need. Determination of whether you have an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances.

         For any hardship, you must furnish evidence that satisfies the Committee that a hardship exists.

         SECOND - The withdrawal must be necessary to meet the immediate and heavy financial need and may not exceed the amount actually required to meet the need, including taxes and penalties, if applicable. You will also have to meet the following requirements.

         . Your Elective Deferral Contributions and any other employee contributions under this Plan or any other qualified plan the Company maintains will be suspended for 12 months following the date the hardship withdrawal is granted.

         . Your Elective Deferral Contributions will be resumed as of the January 1, April 1, July 1, or October 1 following the required suspension period if you so elect. However, for the calendar year during which you resume your contributions, the dollar limitation on Elective Deferral Contributions will be reduced by the amount of Elective Deferral Contributions made in the year of the hardship Withdrawal.

11.  MAY I BORROW FROM THE TRUST FUND?

     You - may borrow up to 50% of the vested portion of all your accounts, subject to a maximum of $50,000 (reduced by the highest outstanding loan balance during the one-year period ending on the day before the date on which any new loan is granted) and a minimum of $1,000. Only one loan will be granted at a time and it must be repaid in full before you can request another loan.

     The loan amount available will be determined by the Committee which may request whatever evidence it considers appropriate to verify the purpose and need for the funds.

     Loans will be subject to an interest rate based on the prime lending rate, as stated in The Wall Street Journal as of the date the loan is granted, plus 1%.

     Loans must normally be repaid within such period as agreed to between you and the Committee, up to a maximum of five years. However, if the loan is made for the purchase of your principal place of residence, the repayment period may be longer than five years. Repayment will normally be made through payroll deductions.

     In the event of non-payment at any time, the loans will automatically be in default and the Committee will implement such collection procedures as required.

     Within the 90-day period before the loan, you and, if you are married, your spouse must consent to the provisions of the loan in writing, acknowledging that your account will be reduced by an amount equal to the unpaid balance of the loan plus interest due in the event of non-payment. If such written consent and acknowledgment is not provided, the loan will not be granted.


                              PAYMENT OF BENEFITS


12.  WHAT ARE MY BENEFITS WHEN I LEAVE THE COMPANY?

     You will be entitled to a 100% vested interest in your Elective Deferral Contribution, Matching, Rollover, Qualified Matching Contribution and Qualified Nonelective Contribution accounts upon your termination of employment for any reason.

     You will have a 100% vested interest in your account upon attainment of Normal Retirement, Early Retirement, in the event of a permanent disability, or in the event of your death prior to your termination of employment.

     Normal Retirement is the attainment of age 65. Your Normal Retirement Date is the first day of the month coincident with or next following your attainment of Normal Retirement. If you continue to work for the Company after your Normal Retirement Date, you may continue to contribute to the Plan, and Company contributions to the Plan on your behalf will continue. If you wish, you may elect to start receiving your benefits, even if you continue working.

     Early Retirement is the attainment of age 55, provided you have completed at least 10 years of service with the Company. Your Early Retirement Date is the first day of the month coincident with or next following your attainment of Early Retirement.

     You will be considered permanently disabled if you are unable to continue with the Company for your customary hours of employment because of a disability. The Committee may request whatever evidence it considers appropriate to verify the extent and duration of your disability.

     In the event of your resignation or discharge before any of the above events, you will be entitled to the full value of your account if you have completed 5 full years of service with the Company after attaining age 18. Please note that you are always 100% vested in your Elective Deferral Contribution, Matching Contribution, and Rollover Contribution Accounts.

     If you completed less than 5 full years of service, you will be entitled to a percentage of your Regular Contribution Account on the basis of your full years of service after age 18 in accordance with the following schedule:


          Number of Years                       VESTED PERCENTAGE
          ---------------                       -----------------

          Less than   1 full year                        0%
                      1 full year                       20%
                      2 full years                      40%
                      3 full years                      60%
                      4 full years                      80%
                      5 or more full years             100%

     You will receive credit for a full year of service for each plan year after you attain age 18 during which you are entitled to pay for at least 1,000 hours of employment.

     Your service is considered interrupted if you receive pay for less than 501 hours in any plan year. This is called a one year "break in service". If you had five consecutive one Year breaks in service and resume full employment at a later date, you will receive no credit for your service before the break in service years unless (a) the number of break in service years is less than your earlier period of service or (b) you were entitled to a vested benefit under the Plan for your prior service.

     If you incurred a one year break in service as a result of a maternity or paternity leave of absence, the first one year break in service will not be counted as one of the five one year breaks in service.

     When you terminate employment, any portion of your account in which you are not vested win be forfeited and reallocated among the remaining participants entitled to a share of the Company's Regular contribution.

     Forfeitures will occur upon the earlier of (1) the date you receive a distribution of your vested interest in the Plan or (2) the date you incur 5 consecutive "one year breaks in service".

     Generally, if you are rehired within five years, any amounts previously forfeited when you left the Company will be restored to your account provided you repay the full amount of all the funds previously distributed to you from the Plan in a lump sum within five years of your reemployment.

     Repayment is not permitted if you were fully vested since you will have had no forfeiture.

13.  HOW WILL BENEFITS BE PAYABLE?

     The value of your vested account when you terminate your employment for any reason will be payable in a lump sum beginning at any date you select up to age 70 1/2.

     However, if benefits payable under any Company long-term disability insurance program would be reduced by benefits payable from this Plan, in lieu of an immediate distribution of your account, payment of your account will be deferred and held in the trust fund until the benefits under the disability insurance are no longer payable or, if earlier, the end of the plan year during which you attain age 65.

     In the event of your death, the benefits under the Plan will be paid to your spouse in the form described above unless you obtained your spouse's written acknowledgment and consent to name another beneficiary. In that event, or if you did not have a spouse or if you had certified that your spouse could not be located, you may designate your children, other close relatives or any other person or persons as your beneficiary. If there is no surviving spouse or no person has been designated, the funds will be payable to your estate for distribution to your heirs.

14.  WHAT IS THE EARLIEST DATE MY BENEFIT CAN COMMENCE?

     If the value of your account is less than or equal to $3,500, it will be paid to you as soon as administratively feasible following the valuation date after your termination of employment. The amount to be paid to you will equal the value of your account as of that succeeding valuation date.

     If the value of your account is greater than $3,500, it may be immediately paid to you only if you consent to this payment. You may elect to have the value of your account determined (a) as of the valuation date immediately prior to your termination of employment, increased by any contributions made after that date and decreased by any withdrawals after that date, or
     (b) as of the valuation date after your termination. If you elect to have the value of your account determined under (a) above, the amount paid to you will not include any investment earnings from the prior valuation date to the date of payment to you.

                         LEGAL AND TAX CONSIDERATIONS


15.  ARE THERE LEGAL RESTRICTIONS AND LIMITATIONS ON CONTRIBUTIONS
     AND BENEFITS?

     By law your Elective Deferral Contributions under this Plan and all similar plans are limited to a specific dollar amount during any calendar year, adjusted for cost-of-living increases ($9,240 for 1994). This limit may be reduced if a hardship withdrawal is made.

     In addition, it is possible, if you are a higher-paid employee, that your Elective Deferral Contributions during the year relative to the Elective Deferral Contributions of other participants of the Plan could exceed the amount permitted by law. Should this occur, your Elective Deferral Contributions may be reduced during the plan year to the extent necessary to satisfy the legal limitations or any excess Elective Deferral Contributions may be refunded after the end of the plan year.

     Finally, the Internal Revenue Code and Regulations impose maximum limitations on all contributions permitted under all qualified plans. These limitations are quite liberal and would not normally prevent a participant from receiving full benefits. For example, the total of all contributions made to the plan on your behalf for any plan year may not exceed 25% of your total taxable compensation or $30,000, if less.

     Any participant affected by any of the above restrictions or limitations will be notified by the Committee.

     No benefit under this Plan may be assigned or pledged, nor may any benefit be subject to your debts or other legal obligations except in accordance with a qualified domestic relations order or as otherwise provided by law.

16.  WHAT ARE THE TAX EFFECTS OF PLAN DISTRIBUTIONS?

     The following is only a general description of some income tax implications of benefit distributions under this Plan. The laws are complex and subject to frequent change.

     YOU SHOULD NOT RELY SOLELY ON THIS INFORMATION AND SHOULD CONSULT THE INTERNAL REVENUE SERVICE OR YOUR TAX ADVISOR TO OBTAIN CURRENT INFORMATION AT THE TIME YOU ARE CONSIDERING A DISTRIBUTION UNDER THE PLAN AND BEFORE DETERMINING THE MOST APPROPRIATE TAX PLANNING UNDER YOUR CIRCUMSTANCES. NEITHER THE COMPANY NOR THE COMMITTEE CAN PROVIDE YOU WITH TAX ADVICE.

     Your Elective Deferral Contributions, the Company's Matching and Regular Contributions and all investment earnings on the accumulating funds are currently free from federal income tax while held on your behalf.

     Income taxes may be payable when these funds are actually distributed to you in the future. Such taxes may be less if the distribution is deferred until your retirement when your total taxable income is generally reduced.

     ROLLOVERS

     The Internal Revenue Code permits you to avoid current taxation on any portion of the taxable amount of an eligible rollover distribution by rolling over that portion into another qualified employer retirement plan that accepts rollover contributions or into an individual retirement arrangement (IRA).

     There are two ways to effect a rollover:

     (1) a direct rollover from this Plan to another plan, or

     (2) a distribution to you that you transfer to another Plan within 60 days of receipt.

     Under either method, the amount rolled over is not subject to federal income tax (nor the Early Distribution Tax Penalty described below) in the year of distribution. However, federal law requires that the Trustees withhold for federal income tax 20% of the amount of a distribution which is actually received by you. This is not necessarily the tax you owe, it is just the amount of tax withheld. If payment is made to you, the amount withheld for federal Income tax will be taxable unless you add your own funds equal to the amount withheld and also roll this amount over to another plan within the 60-day period mentioned above.

     EXAMPLE: Assume you have $5,000 in your account. If you elect a direct rollover, there will be no taxation on the amount rolled over. However, if you elect to have it distributed to you, the Trustees will send $ 1,000 to the IRS as income tax withholding and distribute the remaining $4,000 to you. If you elect to roll over the total distribution, you will have to add $1,000 of your own funds to make up the full $5,000. If you only roll over the $4,000 you received, you will owe income tax on the $1,000 withheld and possibly the Early Distribution Tax Penalty described below.

DIRECT ROLLOVER REQUIREMENTS

     If your account balance is $200 or more and you make a rollover election and provide the required information, the Trustees will directly roll over all or a portion of your account balance either to:

     (1)  the trustee of an IRA, or

     (2) the trustee of another employer's qualified plan that accepts such rollovers, and, if applicable, distribute the remaining amount directly to you. If you choose to receive a portion of your account in cash while requesting the Trustees to directly roll over the remainder, the amount you elect to have rolled over must equal not less than $500.

     There are specific and technical qualifications and requirements set forth in the Internal Revenue Code that must be satisfied in order for your Plan distribution to be eligible to be rolled over. You will receive a special tax notice explaining these requirements when you request an eligible rollover distribution. If interested, you may obtain additional information on the establishment and maintenance of an IRA from your tax advisor.

     EARLY DISTRIBUTION TAX PENALTY

     Taxable distributions from the Plan prior to age 59 1/2 are not only
                                                  ---
     subject to regular income taxation, but also are subject to an Early Distribution Tax Penalty equal to 10% of the taxable amount distributed. Taxable distributions are the portion of a distribution not rolled over to an IRA or other qualified plan.

     Distributions are exempt from the Early Distribution Tax penalty if paid on account of (a) death, (b) disability or (c) termination of employment after age 55. Exemptions are also permitted for payments to alternate payees under qualified domestic relations orders and amounts not in excess of certain deductible medical expenses.

     MINIMUM DISTRIBUTION REQUIREMENTS

     The Internal Revenue Code requires that you begin receiving a minimum distribution from the Plan each year beginning on the April 1 following the calendar year during which you attain age 701/2 even if you continue in the employ of the Company. The Committee will provide you with information describing the optional forms of distribution available to you. if this minimum distribution requirement is not met, you may be subject to an excise tax of 50 % of the difference between the required distribution and the amount actually distributed.

     SPECIAL TAX BENEFITS

     Special tax benefits, such as income averaging, may be available to you. You should consult your tax advisor for more information.

 17. MAY THE PLAN BE AMENDED OR TERMINATED?

     Yes.  The Company has the right to amend or terminate the Plan at any time.

     The Plan must be operated for the exclusive benefit of its participants. If the Plan and Trust are terminated, all participants will be 100% vested in their account and benefits will be payable under the terms of the Plan. If the Plan is amended or terminated, participants will be advised accordingly.

 18. WHAT IS THE PLAN'S BENEFIT CLAIM PROCEDURE?

     The Committee will endeavor to administer the Plan fairly and consistently and to pay all benefits to which participants or beneficiaries are properly entitled. However, failure to execute any forms required or to furnish information requested by the Committee within a reasonable period of time may result in delayed benefit payments.

     All claims for unpaid benefits should be made in writing to the Committee. If a claim is wholly or partially denied, you will receive a written notice from the Committee indicating the reason for the denial, the Plan provisions pertinent to the denial, and a request for whatever additional information may be necessary to consider the claim further. You must be informed of the denial within 90 days from the date the Committee receives your claim, unless there are any special circumstances which require an extension of this 90-day period. You will be informed if an extension is required. Any extension of this period may not exceed 90 days from the last day of the original 90-day period.

     After receipt of a notice denying a claim for benefits, you or your authorized representative may review pertinent documents, submit comments on issues involved and request in writing that the Committee review its action.

     Your written request must be received by the Committee no later than 60 days following your receipt of the denial of your claim for benefits. The Committee will reexamine your claim and issue a final decision within 60 days after the receipt of your appeal, unless special circumstances require a reasonable extension of the 60-day period.

 19. DO THE PLAN PROVISIONS EVER CHANGE AUTOMATICALLY?

     Yes, under current law, special rules for sharing in an employer's contribution are applicable for any "top-heavy" plan year only.

     A Plan is considered to be top-heavy for a plan year if the account balances of participants who are "key-employees" exceed 60% of the account balances of all participants. Key employees generally include employees who (a) are officers of the employer, (b) are among the ten employees owning the largest interest in the employer, (c) own more than 5% of the employer, or (d) own more than 1% of the employer and receive pay in excess of $150,000.

     In a top-heavy plan year, the employer must contribute at least 3% (or, if less, the highest rate of contribution on behalf of a key employee) of total pay for each eligible employee who is not a key employee unless the minimum benefit is provided from another plan.

     You will be notified if our Plan is ever affected by these changes.

     There are additional top-heavy limitations which may be applicable to certain participants. Any participant affected by these limitations will be fully advised.

20.  MAY I DEDUCT MY CONTRIBUTIONS TO AN INDIVIDUAL RETIREMENT ACCOUNT (IRA)?

     As a result of your participation in this Plan or any other qualified plan, you may no longer be eligible for a full deduction of your contributions to an IRA.

     The full $2,000 deduction is preserved for employees with adjusted gross income under specified levels ($40,000 for married couples filing joint returns; $25,000 for single taxpayers). After that, the deductible IRA contribution phases out gradually until it disappears completely (at $50,000 for married couples; $35,000 for singles).

     You may, however, still contribute the full amount or the difference between $2,000 and the allowable deductible amount on an after-tax basis. The investment earnings under the IRA will continue to be tax free until distributed. You should consult your tax advisor with respect to the tax implications of making contributions to an IRA.

21.  WHAT ARE MY RIGHTS UNDER ERISA?

     As a participant of this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). This law provides that all plan participants shall be entitled to:

     . Examine, without charge, at the office of the Committee (and at other specified locations, if appropriate), all plan documents, including copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed financial reports.

     . Obtain copies of all plan documents and other plan information upon written request to the Committee. The Committee may make a reasonable charge for the copies.

     .    Receive a summary of the plan's financial report as required by law.

     . Obtain a statement telling you whether you have an earned current vested interest in your account and whether, under the terms of the plan, you will be entitled to receive a retirement income under an annuity at normal retirement age, if you stop working under the plan now.

     If you do not have a current vested interest or right to an annuity at normal retirement age, the statement will tell you how many more years you have to work to obtain these rights. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called 'fiduciaries' of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

     No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining your benefits or exercising your rights under ERISA.

     If your claim for your benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the Committee review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce the above rights.

     For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Committee to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Committee.

     If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

     If it should happen that plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about your plan, you should contact the Committee. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

     The Plan Sponsor's name, address, and telephone number are: AstroPower, Inc., Solar Park, Newark, DE 19716-2000; (302) 366-0400.

     Its Federal Identification Number is 51-0315869.

     The Serial Number assigned to this Plan is 001.

       THE FOREGOING PROVISIONS ARE SUBJECT TO REVIEW AND APPROVAL BY THE INTERNAL REVENUE SERVICE. WE WILL INFORM YOU OF ANY REQUIRED CHANGES.